EXHIBIT 11


      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER SHARE
        For the nine-months ended September 30, 1999 and 1998




(in thousands, except per     Income          Shares        Per Share
 share amounts)             (Numerator)    (Denominator)      Amount
---------------------------------------------------------------------
1999
----
Basic EPS
Net Income available
  to common stockholders     $ 43,573         27,283         $  1.60
                                                              ======
Effect of Dilutive Securities
Restricted stock                     -            667
8.75% convertible
  subordinated debentures         267            874
Stock options                     (49)           254
                              -------         ------

Diluted EPS
Income available to common
  stockholders + assumed
  conversions                $ 43,791         29,078         $  1.51
                              =======         ======          ======

1998
----
Basic EPS
Net Income available
  to common stockholders     $ 42,498         28,716         $  1.48
                                                              ======
Effect of Dilutive Securities
Restricted stock                    -            532
8.75% convertible
  subordinated debentures         346            940
Stock options                    (898)           535
                              -------         ------

Diluted EPS
Income available to common
  stockholders + assumed
  conversions                $ 41,946         30,723         $  1.37
                              =======         ======          ======






                                   -1-

      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
            For the quarter ended September 30, 1999 and 1998




(in thousands, except per     Income          Shares        Per Share
 share amounts)             (Numerator)    (Denominator)      Amount
---------------------------------------------------------------------

1999
----
Basic EPS
Net Income available
  to common stockholders    $   1,935         27,074         $  0.07
                                                              ======
Effect of Dilutive Securities
Restricted stock                    -            708
8.75% convertible
  subordinated debentures          88            871

Stock options                      (5)           260
                              -------         ------

Diluted EPS
Income available to common
  stockholders + assumed
  conversions                $  2,018         28,913         $  0.07
                              =======         ======          ======

1998
----
Basic EPS
Net Income available
  to common stockholders     $ 12,932         28,308         $  0.46
                                                              ======
Effect of Dilutive Securities
Restricted stock                    -            550
8.75% convertible
  subordinated debentures         149            896
Stock options                    (157)           281
                              -------         ------

Diluted EPS
Income available to common
  stockholders + assumed
  conversions                $ 12,924         30,035         $  0.43
                              =======         ======          ======






                                  -2-